EXHIBIT 99.1

Tiptree Simplifies Corporate Structure
NEW YORK--(BUSINESS WIRE) — Tiptree Inc. (NASDAQ:TIPT) (“Tiptree”) today announced that it has completed a corporate reorganization (the “Reorganization”) that eliminates Tiptree’s dual class stock structure. Effective April 10, 2018, as a result of the Reorganization, Tiptree directly owns 100% of Tiptree Operating Company, LLC, the operating subsidiary that holds all of Tiptree’s consolidated subsidiaries.
Effective April 10, 2018, Tiptree has 37,933,595 shares of Class A common stock outstanding (excluding 5,118,438 shares of Class A common stock held by a subsidiary of Tiptree). All Class B common stock were canceled in connection with the Reorganization and Tiptree’s Class A common stock is the only outstanding class of stock of Tiptree.

About Tiptree

Tiptree Inc. (NASDAQ: TIPT) is a holding company that combines insurance operations with investment management expertise. Tiptree’s principal operating subsidiary is a leading provider of specialty insurance products and related services, including credit protection, warranty, and programs which underwrite niche personal and commercial lines of insurance. Tiptree also allocates capital across a broad spectrum of investments, which is referred to as Tiptree Capital. Today, Tiptree Capital consists of asset management operations, mortgage operations and other investments. For more information, please visit www.tiptreeinc.com.

Tiptree Inc.
Investor Relations, 212-446-1400
ir@tiptreeinc.com